                                                                    EXHIBIT 99.1

            THE HOME DEPOT ANNOUNCES RECORD FOURTH QUARTER AND
                            FISCAL YEAR 2003 RESULTS
              FOURTH QUARTER DILUTED EPS GROWS 40% TO $0.42;
      2003 DILUTED EPS GROWS 21% TO $1.88 ON SALES OF $64.8 BILLION


         ATLANTA, FEBRUARY 24, 2004 - The Home Depot(R), the world's largest home improvement retailer, today reported net earnings of $951 million ($0.42 per diluted share, up 40%) for the fourth quarter of fiscal 2003, compared with $686 million ($0.30 per diluted share) in the fourth quarter of fiscal 2002. Sales for the fourth quarter of fiscal 2003 totaled $15.1 billion, a 14.5 percent increase from the fourth quarter of fiscal 2002. Comparable store sales for the fourth quarter of fiscal 2003 increased 7.6 percent.

         For fiscal 2003, the company reported record net earnings of $4.3 billion ($1.88 per diluted share, up 21%), compared to net earnings of $3.7 billion ($1.56 per diluted share) in fiscal 2002. Sales for fiscal 2003 increased 11.3 percent over fiscal 2002 to $64.8 billion and comparable store sales grew by 3.8 percent.

         "These record results reinforce the fact that our strategy of investing nearly $10 billion in business growth and transformation over the past three years is producing the desired results for our customers and our shareholders," said Bob Nardelli, chairman, CEO and president. "Through the hard work of our associates, we have grown our top-line by $19 billion since fiscal 2000. Earnings per diluted share increased 71% during this period, and we remain on strategy to enhance, extend and expand our business. As we enter our 25th year in business, we are proud to be the youngest retailer to reach over $60 billion in revenue and are excited about the growth opportunities we see ahead. The Home Depot is a company with a proud past and a bright future."

         In the past two years, the company has repurchased approximately $3.6 billion of its outstanding stock. Over a three-year period, the share repurchase program, coupled with dividends paid, have returned approximately 46% of cumulative earnings to shareholders. The company's robust cash balance of $2.9 billion positions it for future re-investment and growth.

Several significant accomplishments in 2003 are highlighted below:

         - Introduced Color Solutions Center, a technological revolution in paint selection

         - Rolled out the Designplace(R) and Appliance Centers in more than 1,500 stores

         - Installed the industry's first self-checkout systems in 777 stores, with great customer acceptance

         - Introduced new store formats and started construction of two new stores in Manhattan

         - Solidified leadership in home improvement marketing, sponsoring programs like Trading Spaces and ESPN College GameDay

         - Hosted the industry's first national Do-it-Herself Workshops, which have attracted over 180,000 attendees in the first four quarterly events

         - Became the first national home improvement retailer to obtain a GSA Schedule contract, which facilitates business between The Home Depot and federal agencies

Significant recognition in 2003 included:

         -        Received "Homefront" award from Employer Support of Guard and
                  Reserve

         - President Bush recognized The Home Depot for its leadership role in community involvement and appointed Bob Nardelli to the President's Council for Service and Civic Participation.

         "We are enhancing the customer shopping experience and meeting customer aspirations by adding distinctive and innovative merchandise," said Nardelli. "This translated into strong results across North America including: Baltimore; Cleveland; Los Angeles; Monterrey, Mexico; Montreal, Quebec; Nashville; Toronto, Ontario; and Washington D.C. We recognized double-digit sales growth in our HD Supply businesses during the year and are positioned for continued growth in this space."

         The company reiterated fiscal 2004 sales growth guidance of 9-12 percent and full-year earnings per diluted share growth guidance of 10-14 percent, excluding the change in accounting for certain vendor allowances due to EITF 02-16. Including the impact of EITF 02-16, earnings per diluted share growth guidance for fiscal 2004 is 7-11 percent.

         "Home Depot is making solid progress in the continuing transformation of our company," said Carol Tome, executive vice president and CFO. "We are gaining operating efficiencies, through significant investment in technology and other initiatives to better serve our customers. We nearly doubled our investment in technology and store modernization in 2003 and will spend $1.5 billion in store modernization and technology in fiscal 2004. We plan to open 175 new stores this year."

         Customer transactions were 287 million for the quarter, up 7.1 percent from the fourth quarter last year. Total customer transactions for the year were
1.2 billion, up 7.3% from last year. The company continues to improve customer service through investment in associate learning and advances in technology such as self-checkout, wireless scanners and touch-screen registers.

         "In 2003, Home Depot enhanced its merchandising assortment across the store. We introduced a wide range of new products from leaders like John Deere, RIDGID, Hampton Bay, Thomasville, Char-broil, and TRANE," said John Costello, executive vice president of merchandising and marketing. "For fiscal 2003, our average ticket of $51.15 was the highest in our company history. We continue to win customers with distinctive merchandising, innovative new products and store modernization."

         "Our services business grew 3.5 times the company average in fiscal 2003. We have a broad range of customer services, with more than 23 national programs, including kitchen and bath, sheds, garage doors, roofing and siding installations," said Frank Blake, executive vice president, business development. "We believe Home Depot is positioned to capture the increasing demand for do-it-for-me services, which reflect changing customer demographics and preferences."


                                     -more-

         Home Depot will conduct a conference call today to discuss information included in this news release and related matters at 9:00 a.m. EST. The conference call will be available in its entirety through a Web cast at www.homedepot.com, and will be available through replay at the www.homedepot.com site under the investor relations' section through Tuesday, May 18, 2004.

         During the fourth quarter of 2003, Home Depot added 64 new stores. At the end of fiscal 2003, the company operated a total of 1,707 stores, with 1,515 Home Depot stores in the United States, 102 Home Depot stores in Canada, and 18 Home Depot stores in Mexico. The company also operates 54 EXPO Design Centers, 11 HD Landscape Supply stores, five HD Supply stores, and two Home Depot Floor Stores. At the end of fiscal 2003, Home Depot employed approximately 300,000 associates. Its stock is publicly traded (NYSE: HD) and is included in the Dow Jones Industrial Average and the Standard & Poor's 500 Index.

         Statements of Home Depot's expectations for sales growth, earnings performance, capital expenditures, store openings and demand for services in this release constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from the company's historical experience and its present expectations. These risks and uncertainties include, but are not limited to, fluctuations in and the overall condition of the U.S. economy, stability of costs and availability of sourcing channels, conditions affecting new store development, the company's ability to implement new technologies and processes, the company's ability to attract, train and retain highly-qualified associates, unanticipated weather conditions, and the impact of competition and regulatory and litigation matters. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made. Additional information regarding these and other risks is contained in the company's periodic filings with the Securities and Exchange Commission.

                                   ###

For further information, contact:
Financial Community                              News Media
Diane Dayhoff                                    Jerry Shields
Vice President of Investor Relations             Senior Public Relations Manager
770-384-2666                                     770-384-2741
diane_dayhoff@homedepot.com                      jerry_shields@homedepot.com
---------------------------                      ---------------------------


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                              THE HOME DEPOT, INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
     FOR THE QUARTERS AND YEARS ENDED FEBRUARY 1, 2004 AND FEBRUARY 2, 2003
                                   (UNAUDITED)
       (AMOUNTS IN MILLIONS EXCEPT PER SHARE DATA AND AS OTHERWISE NOTED)



                                                 QUARTERS ENDED             YEARS ENDED
                                               2-1-04       2-2-03       2-1-04       2-2-03
                                              --------     --------     --------     --------
NET SALES                                     $ 15,125     $ 13,213     $ 64,816     $ 58,247
COST OF MERCHANDISE SOLD                        10,172        8,991       44,236       40,139
                                              --------     --------     --------     --------
  GROSS PROFIT                                   4,953        4,222       20,580       18,108

OPERATING EXPENSES:
  Selling and Store Operating                    3,105        2,812       12,502       11,180
  Pre-Opening                                       34           29           86           96
  General and Administrative                       305          286        1,146        1,002
                                              --------     --------     --------     --------
  TOTAL OPERATING EXPENSES                       3,444        3,127       13,734       12,278
                                              --------     --------     --------     --------

OPERATING INCOME                                 1,509        1,095        6,846        5,830

INTEREST AND INVESTMENT INCOME                      18           16           59           79
INTEREST EXPENSE                                   (14)         (12)         (62)         (37)
                                              --------     --------     --------     --------
  INTEREST, NET                                      4            4           (3)          42
                                              --------     --------     --------     --------

EARNINGS BEFORE PROVISION FOR INCOME TAXES       1,513        1,099        6,843        5,872

PROVISION FOR INCOME TAXES                         562          413        2,539        2,208
                                              --------     --------     --------     --------
  NET EARNINGS                                $    951     $    686     $  4,304     $  3,664
                                              ========     ========     ========     ========


WEIGHTED AVERAGE COMMON SHARES                   2,262        2,304        2,283        2,336

BASIC EARNINGS PER SHARE                      $   0.42     $   0.30     $   1.88     $   1.57

DILUTED WEIGHTED AVERAGE COMMON SHARES           2,270        2,309        2,289        2,344

DILUTED EARNINGS PER SHARE                    $   0.42     $   0.30     $   1.88     $   1.56


SELECTED HIGHLIGHTS                              QUARTERS ENDED              YEARS ENDED
-------------------                            2-1-04       2-2-03       2-1-04      2-2-03
                                              --------     --------     --------     --------
Customer Transactions                              287          268        1,246        1,161
Average Sale per Transaction                  $  50.62     $  47.32     $  51.15     $  49.43
Weighted Avg. Weekly Sales per Store (000's)  $    669     $    652     $    763     $    772
Square Footage - End of Period                     183          166          183          166
Capital Expenditures                          $  1,000     $    795     $  3,508     $  2,749
Depreciation and Amortization                 $    290     $    238     $  1,076     $    903

                              THE HOME DEPOT, INC.
                          CONSOLIDATED BALANCE SHEETS
                  AS OF FEBRUARY 1, 2004 AND FEBRUARY 2, 2003
                             (AMOUNTS IN MILLIONS)




                                                2-1-04        2-2-03
                                              -----------   ---------
                                              (UNAUDITED)   (AUDITED)

ASSETS
  Cash and Cash Equivalents                     $ 2,826      $ 2,188
  Short-Term Investments                             26           65
  Receivables, net                                1,097        1,072
  Merchandise Inventories                         9,076        8,338
  Other Current Assets                              303          254
                                                -------      -------
    Total Current Assets                         13,328       11,917

  Property and Equipment, net                    20,063       17,168
  Other Assets                                    1,046          926
                                                -------      -------
    TOTAL ASSETS                                $34,437      $30,011
                                                =======      =======


LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts Payable                              $ 5,159      $ 4,560
  Accrued Salaries and Related Expenses             801          809
  Other Current Liabilities                       3,594        2,666
                                                -------      -------
    Total Current Liabilities                     9,554        8,035

  Long-Term Debt                                    856        1,321
  Other Long-Term Liabilities                     1,620          853
                                                -------      -------
  Total Liabilities                              12,030       10,209

    Total Stockholders' Equity                   22,407       19,802
                                                -------      -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $34,437      $30,011
                                                =======      =======